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                                                                     Exhibit 3.1


                               AMENDMENT TO BYLAWS OF
                            DONNA KARAN INTERNATIONAL INC.


         So long as, and only for so long as John D. Idol serves as Chief Executive Officer of the Corporation, Sections 3.2, 3.4, 3.5, 3.6, 3.7, 3.8 and
3.9 of the Company's ByLaws shall be and are hereby is amended and restated as follows:

         Section 3.2   Chairman of the Board

              The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board, provided the Chairman is Ms. Donna Karan, shall, jointly with the Chief Executive Officer, have authority and responsibility with respect to the development of the annual design budgets, creative budgets and the Corporation's strategic plans (including licensing strategies consistent with the Corporation's License Agreement dated July 3, 1996 with Gabrielle Studio, Inc.) for presentation to the Board for its approval, public relations activities, and hiring and firing of key executive officers of the Corporation. The Chairman of the Board, provided the Chairman is Ms. Donna Karan, shall have control over the creative and artistic aspects, including hiring and firing of creative personnel, of the Corporation and such affiliated companies, partnerships, and successors thereof (together with the Company, the "DK Companies"), in accordance with the DK Companies' strategic plan and annual plan.

         Section 3.4  Chief Executive Officer

              The Chief Executive Officer of the Corporation shall have general supervision of the business, affairs and property of the Corporation, and over its several officers. In general, the Chief Executive Officer shall have all authority incident to the office of Chief Executive Officer and shall have such other authority and perform such other duties as may from time to time be assigned by the Board of Directors or by any duly authorized committee of directors. Notwithstanding the foregoing, so long as Ms. Donna Karan is either the Chairman of the Board or Chief

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         Designer of the Corporation, the Chief Executive Officer shall not have authority over, and shall not be responsible for creative and artistic matters, including, but not limited to the creative and artistic aspects of design, advertising, marketing, and exploitation of all items and programs produced by the Corporation. The Chief Executive Officer shall prepare and, so long as Ms. Donna Karan is either the Chairman of the Board or Chief Designer of the Corporation, after collaboration with Ms. Karan with respect to the creative and artistic aspects of the DK Companies propose for the approval of the Board, an annual financial and operating plan ("annual plan") and upon the Board's written approval of any annual plan, the Chief Executive Officer shall have the authority and responsibility for implementing such annual plan. So long as Ms. Donna Karan is either the Chairman of the Board or Chief Designer of the Corporation, the Chief Executive Officer shall have joint authority and responsibility with the Chairman of the Board and the Chief Designer with respect to the development of the annual design budgets, creative budgets and the Corporation's strategic plans(including licensing strategies consistent with the Corporation's License Agreement, dated July 3, 1996, with Gabrielle Studio, Inc.) for presentation to the Board for its approval, public relations activities, and hiring and firing of key executive officers of the Corporation. All officers of the Corporation, other than the Chief Designer (so long as Ms. Donna Karan occupies such position), the Chairman of the Board and the Vice-Chairman, shall report directly or indirectly to the Chief Executive Officer. The Chief Executive Officer shall, in the absence or disability of the President or Chief Operating Officer, perform the duties and exercise the powers of such officers.

         Section 3.5  President

         The President shall be the chief operating officer of the Corporation and, subject to the direction of the Board of Directors, or any duly authorized committee of directors, and the Chief Executive Officer, and subject to any contractual restriction, shall have such other authority and perform such other duties as may from time to time be assigned by the Board of Directors or by any duly authorized committee of directors or by the Chief Executive Officer.


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         Section 3.6  Chief Designer

         The Chief Designer (so long as Ms. Donna Karan occupies such position) shall be responsible for and shall have ultimate authority over the creative and artistic aspects of the Corporation, including, but not limited to, control over the creative and artistic aspects of design, advertising, marketing, and exploitation of all items and programs produced by the Corporation. The Chief Designer shall carry out her responsibilities in accordance with the strategic plan and the annual plan, shall collaborate with the Chief Executive Officer prior to his submitting the annual plan to the Board, and, so long as Ms. Karan occupies the position of Chief Designer, shall be jointly responsible with the Chief Executive Officer with respect to the development of the annual design budgets, creative budgets and the Corporation's strategic plans (including licensing strategies consistent with the Corporation's License Agreement, dated July 3, 1996, with Gabrielle Studio, Inc.) for presentation to the Board for its approval, public relations activities, and hiring and firing of key executive officers of the Company. The Chief Designer, provided the Chief Designer is Ms. Donna Karan, shall have control of over the creative and artistic aspects of the Corporation and such affiliated companies, partnerships, and successors, DK Companies which responsibilities including hiring and firing creative personnel in accordance with the DK Companies' strategic plan and annual plan. The Chief Designer shall report to the Chairman of the Board or, in the absence of the Chairman, the Vice Chairman.

         Section 3.7  Vice Presidents

         Each vice president shall have such powers and duties as the Board, the Chief Executive Officer or the President assigned to him.

         Section 3.8   Chief Financial Officer

         The Chief Financial Officer of the Corporation shall be in charge of the corporation books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board, the Chief Executive Officer or the President assigns to him.

         Section 3.9   Secretary



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         The Secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and the stockholders, and shall have such other powers and duties as the Board, the Chief Executive Officer or the President assigns to him. In the absence of the Secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the chairman of the meeting.


         GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law provisions thereof.

         WAIVER; AMENDMENTS AND CONSENTS. No waiver of any breach of any provision of this Amendment shall be deemed a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained. Any amendment to this Amendment, and any consent or waiver by the Board of Directors to any provision of this Amendment, shall be in writing and delivered to the Board of Directors.

         THE BYLAWS. Except as expressly set forth herein, all other provisions of the ByLaws shall remain in full force and effect.










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